Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made effective as of February 9, 2026 (the “Effective Date”) by and between Ocugen, Inc., a Delaware corporation (the “Company”), and Treerita Johnson-Greene, an individual (“Employee”).

The Company wishes to employ Employee and Employee wishes to be employed by the Company with an employment starting date of February 9, 2026. The parties have determined it is in their best interests to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company, which shall supersede in its entirety the Prior Agreement (as defined herein).

AGREEMENT

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1.             Definitions. As used herein, the following terms shall have the meanings set forth below unless the context otherwise requires:

“Affiliates” means, with respect to a person, all other persons controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

“Base Compensation” shall mean the annual rate of compensation set forth in Section 4.1, as such amount may be adjusted from time to time.

“Board” shall mean the Company’s Board of Directors.

“Cause” shall mean the occurrence of any one or more of the events set forth below in clauses (a) through (d), which, in the case of the event or events set forth below in clause (a) is not cured by Employee within the time periods set forth therein:

(a)            failure or refusal by Employee to substantially perform a material portion of the duties of Employee’s employment or to comply with the written rules and policies of the Company which failure continues uncured thirty (30) days after written notice of such failure or refusal (or such longer period as is necessary to cure such event so long as Employee is diligently pursuing such cure and provided such additional period is approved by the Board) is provided to Employee setting forth in reasonable detail the nature of such failure or refusal;

(b)            Employee’s repeatedly engaging in willful and serious misconduct in connection with Employee’s employment;

(c)            engagement by Employee in fraudulent conduct; or

(d)            Employee’s conviction of, or plea of no contest to, a felony or other crime the circumstances of which are substantially related to the Employee’s position.

“Change of Control” shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), other than the Current Holders of Securities of the Company, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company, (iii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold not less than fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity immediately following such merger or consolidation), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Change of Control if the Change of Control is the result of an equity or debt financing, or if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.

“Current Holders of Securities of the Company” shall mean the current holders of issued and outstanding “Securities” of the Company, their “Affiliates” (as such terms are defined herein), and their respective employees, officers, directors, blood or legal relatives, guardians, legal representatives, and trusts for the primary benefit of any of such persons.

“Disability” shall mean Employee’s inability, for a period of six (6) consecutive months, or a cumulative period of one hundred eighty (180) business days out of a period of twelve (12) consecutive months, to perform the essential duties of Employee’s position, even after taking into account any reasonable accommodation required by law, due to a mental or physical impairment. The determination of whether Employee is suffering from a Disability shall be made either (a) by an independent physician, mutually chosen by Employee and the Company; or (b) because Employee qualifies as disabled for purposes of the Company’s long term insurance disability plan, if applicable.

“Good Reason” shall mean the occurrence of one or more of the events set forth in clauses (a) through (e) below without the prior written consent of Employee, provided that (i) Employee delivers written notice to the Company of Employee’s intention to resign from employment due to one or more of such events, which notice is given within thirty (30) days following the initial occurrence of such event and specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, (ii) such event or events are not cured by the Company within thirty (30) days following delivery of such written notice (or such longer period as is necessary to cure such event so long as the Company is diligently pursuing such cure) and (iii) if not cured by the Company, Employee resigns Employee’s employment within fifteen (15) days following the Company’s cure period:

(a)            a material reduction in Employee’s annual rate of Base Compensation unless such reduction is made across all executives or employees of the Company;

(b)            a termination or material reduction of a material benefit under any Company benefit plans, programs or arrangements, in which the Employee participates unless such termination or reduction is made across all executives or employees of the Company;

(c)            a material reduction in Employee’s job title, powers or authority;

(d)            the Company’s material failure to comply with the terms of this Agreement or any stock option or similar agreement with Employee then in effect;

(e)            the requirement by the Company that Employee relocate or transfer Employee’s principal office to a location more than 50 miles from the Malvern, PA office (except that the requirement to travel in Section 2.3 shall not trigger this subsection (e)).

“Proceeding” shall have the meaning set forth in Section  8 hereof.

“Severance Period” shall mean a period of twelve (12) months immediately following the effective date of termination of Employee’s employment hereunder if such termination is by the Company without Cause or by Employee for Good Reason.

“Securities” means any and all securities as such term is defined in Section  2 of the Securities Act of 1933, as amended, including, without limitation, all common stock, preferred stock, convertible promissory notes, subordinated debt instruments, and other securities issued by the Company.

“Term” shall have the meaning set forth in Section  3 hereof.

2.             Contingent Employment; Employment and Duties.

2.1.          Company hereby employs Employee and Employee hereby accepts employment as the Chief Financial Officer (“CFO”) reporting to the Chief Executive Officer (“CEO”) of the Company. Employee shall be responsible for all duties customarily assigned to the position of CFO, as well as those other duties and such other authority as specified by the CEO from time to time. Employee acknowledges that Employee’s reporting relationship may be modified by Company from time to time, and Employee hereby agrees that such modification to Employee’s reporting relationship will not result in a breach by the Company of any term of this Agreement and shall not constitute Good Reason.

2.2.          Employee shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of the CEO and in accordance with the policies set by the Company.

2.3.          So long as Employee shall remain an employee of the Company, except as provided below, Employee’s entire working time, energy, skill and efforts shall be devoted to the performance of Employee’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company; provided, however, that Employee may (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; (iii) manage personal passive investments, so long as the foregoing activities, in the aggregate, do not materially interfere with the performance of Employee’s duties to the Company in accordance with the Agreement; or (iv) undertake such other endeavors as may be consented to by the CEO. Employee will be based out of and shall work from the Malvern, PA office provided by the Company or other mutually agreeable office. Employee may be required to travel for up to 40% of Employee’s working time.

3.             Term. Employee’s employment under this Agreement shall commence on the Effective Date and shall continue until such employment is terminated pursuant to Section  6 (the “Term”).

4.             Compensation and Benefits.

4.1.          Employee shall receive base compensation at the gross annual rate (without regard to authorized tax or other legally required deductions and withholdings) of $440,000, payable in installments in accordance with the Company’s regular payroll practices in effect from time to time. This base compensation will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted as the Compensation Committee shall determine in its sole discretion.

4.2.          Employee shall also receive a one-time sign-on bonus of $90,000 (subject to applicable taxes and withholdings), to be paid by the Company in the first regular payroll following Employee’s employment starting date. Employee shall repay the full amount of the sign-on bonus to the Company within thirty (30) days of Employee’s separation date should the Employee leave before the one-year anniversary of Employee’s employment starting date. Employee agrees that any amounts owed to the Company for repayment of the sign-on bonus may be deducted from Employee’s paychecks.

4.3.          For each calendar year ending during the Term, Employee will have the opportunity to earn an annual bonus with a target amount of up to 45% of the Employee’s Base Compensation for the applicable year (the “Target Bonus”). The actual bonus payable to Employee, if any, may be less than the Target Bonus and will be determined by the Compensation Committee, based on Company achievement of corporate goals agreed upon by the Board, Employee completion of individual objectives, recommendation by CEO, and such other factors as the Compensation Committee may deem relevant, including the Company’s performance, financial stability, availability of cash, industry benchmarks and standards, and market conditions. Any annual bonus so awarded shall be payable by February 28th of each year for the Employee’s performance in the previous year (the “Measuring Year”). To be eligible for an annual bonus, the Employee must be employed on February 28th of the year following the Measuring Year.

4.4.          As soon as practicable following the employment starting date, and subject to the approval of the Compensation Committee, Employee will be granted the following awards under and pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”):

4.4.1.       An option to purchase 750,000 shares of the Company’s common stock (the “Option Award”). Subject to Employee’s continued employment with the Company, the Option Award will vest in three equal annual installments on each anniversary of the grant date over the three (3) year period.

4.4.2.       A restricted stock unit award for 500,000 shares of the Company’s common stock (the “RSU Award”). Subject to Employee’s continued employment with the Company, the RSU Award will vest in three equal annual installments on each anniversary of the grant date over the three (3) year period.

5.             Fringe Benefits. Employee shall be entitled to the benefits set forth below for so long as Employee’s employment with the Company continues:

5.1.          The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee on behalf or for the benefit of the Company upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time. The Company from time to time may require prior approval for individual expense items in excess of pre-established aggregate amounts for a fixed period or in excess of pre-established amounts for any type of expenditure during any fixed period.

5.2.          Upon Employee’s achieving the eligibility requirements therefor, if any, Employee will be eligible to participate in all applicable and established Company benefit plans, programs and arrangements that may exist from time to time (including, without limitation, pension, profit sharing, 401(k) plans, and medical and life insurance programs) on the same terms as apply generally to other similarly situated employees of the Company from time to time. Employee shall be entitled to vacation, sick and other personal time off (PTO) in accordance with the Company’s applicable employee handbook or policies.

6.             Termination; Payments to Employee.

6.1.          If Employee dies or suffers a Disability during the Term, the Employee’s employment with the Company shall terminate as of the date of death or Disability.

6.2.          Subject to Sections 6.4 and 6.5 below, either Employee or the Company may terminate this Agreement and Employee’s employment hereunder immediately upon written notice to the other party.

6.3.          If Employee’s employment terminates for any reason, Employee (or Employee’s estate in the event of Employee’s death) shall be entitled to receive a lump sum cash payment equal to the sum of the following: (i) payment of accrued but unpaid Base Compensation up to the date of termination, and any earned but unused paid vacation through the date of termination, if any, (ii) any annual bonus, earned but unpaid for the previous calendar year, if applicable, and (iii) unreimbursed business expenses covered by Section  5.1 hereof.

6.4.          In addition to the amounts to be paid to Employee in accordance with the provisions of Section  6.3 above, and except as otherwise provided in Section 6.5, if Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, then subject to Section  6.6, Employee shall be entitled to receive the following (collectively, (A) and (B) the “Severance Payment”): (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; and (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the employer portion of Employee’s COBRA premium for any applicable health or dental insurance, if Employee is eligible to elect COBRA continuation coverage and properly elects such coverage.

6.5.          If Employee’s employment is terminated (i) by the Company without Cause or (ii) by Employee for Good Reason, in either case within twelve (12) months after or three (3) months before a Change of Control, Employee shall be entitled to receive the following (collectively, (A), (B), (C) and (D) the “Change of Control Severance Payment”), in lieu of the Severance Payment described in Section 6.4 and in addition to the amounts to be paid to Employee in accordance with the provisions of Section 6.3 above: (A) for the duration of the Severance Period, Employee’s then current Base Compensation minus any applicable taxes, and other withholdings, payable in accordance with the Company’s standard payroll practices; (B) from the commencement of the Severance Period until the earlier of the expiration of the Severance Period or such date as Employee may be eligible for health insurance coverage under another employer’s or a spouse’s employer’s health plan, the Company will pay the employer portion of Employee’s COBRA premium for any applicable health or dental insurance, if Employee is eligible to elect COBRA continuation coverage and properly elects such coverage; (C) 75% of Employee’s then-current Target Bonus payable in a lump sum; and (D) all unvested restricted stock, stock options and other equity incentives awarded to the Employee by the Company and subject to time-based vesting will become immediately and automatically fully vested and exercisable (as applicable).

6.6.          Employee shall not be entitled to receive the Severance Payment or Change of Control Severance Payment unless and until Employee executes, and does not revoke as permitted by law, a release in a form reasonably acceptable to the Company that unconditionally releases, waives, and fully and forever discharges the Company and its past and current shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, including without limitation, any claims relating to or arising out of Employee’s employment with the Company, claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, or claims arising under the applicable state fair employment laws, but excluding any rights of Employee under any remaining stock option agreements (if any) or other agreements relating to equity in the Company and Employee’s right to indemnification from the Company in respect of Employee’s services as a director, officer or employee of the Company or any of its Affiliates. The release shall also contain customary non-disparagement covenants by Employee. Employee’s right to receive the Severance Payment or Change of Control Severance Payment is conditioned upon Employee’s performance of the obligations and covenants contained in this Employment Agreement, the Covenants Agreement (as defined below) and any other agreement between Employee and the Company. In the event of any material breach of any such obligations during or after payment of the Severance Payment or Change of Control Severance Payment, the Company may cease to make any remaining payments.

6.7.          Notwithstanding anything in this Agreement to the contrary, all payments to be made upon a termination of employment under this Agreement will only be made upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”). To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments to Employee will be deemed a separate payment. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following Employee’s “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s “separation from service” will be deferred without interest and paid to Employee in a lump sum immediately following such six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

7.             Nonsolicitation; Confidential Information, etc.

7.1.          Employee acknowledges and agrees that Employee is bound by the Nondisclosure and Business Ideas Agreement entered into on or around September 23, 2025 (the “Covenants Agreement”), which shall continue in full force and effect.

8.             Indemnification. Subject to the Company’s Articles of Incorporation and By-laws, the Company shall indemnify Employee to the fullest extent permitted by law against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, and amounts paid in settlement) reasonably incurred by Employee in connection with any “Proceeding” (as defined herein). For the purposes of this Section  8, a “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Employee is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that Employee is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

9.             Golden Parachute Tax Provisions.

9.1.          In the event that the Company or any of their Affiliates undergoes a Change of Control prior to the time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code and the regulations thereunder), if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the following provisions shall apply:

9.1.1.       The Company or any of applicable Affiliates will cooperate in good faith with Employee such that any such payments or benefits will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.

9.1.2.        In the event that any payments or benefits (whether payable pursuant to this Agreement or otherwise) to Employee could be exempt from Section 280G of the Code if the shareholder approval requirements under Section 280G(b)(5) of the Code and the regulations thereunder were met, such payments will be conditioned on shareholder approval in accordance with Section 280G(b)(5)(B) of the Code and regulations thereunder and the Company or any of its applicable Affiliates agrees to use best efforts to seek to obtain such shareholder approval. The actions of the Company or any of its applicable Affiliates pursuant to this provision are not intended to bind, nor shall be construed as binding, the shareholders of the Company or any of its applicable Affiliates.

9.2.          In the event that the Company or any of its applicable Affiliates undergoes a Change of Control at such time that it (or any Affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of the Section 280G of the Code and the regulations thereunder), if the payments or benefits provided under this Agreement, either alone or together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, Employee shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates (without regard to clause (i)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the excise tax imposed by Section 4999 of the Code) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder together with other payments or benefits which Employee receives or is entitled to receive from the Company or any of its applicable Affiliates.

9.3.          In the event that any payments under this Agreement or otherwise are required to be reduced as described in this Section 9, the adjustment will be made, first, by reducing the cash severance, if any, due to Employee pursuant to Section 6; second, if additional reductions are necessary, by reducing the payments due to Employee under Section 6.5(C) (Target Bonus) and third, if additional reductions are still necessary, by eliminating the accelerated vesting of equity-based awards, starting with those awards for which the amount required to be taken into account under the Section 280G of the Code rules is the greatest; provided, that in all events, such reductions shall be done in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable.

10.           Miscellaneous.

10.1.        Binding Nature of Agreement. This Agreement shall be binding upon the Company and shall inure to the benefit of the Company, its Affiliates, successors and assigns, including any transferee of the business operation, as a going concern, in which Employee is employed and shall be binding upon Employee, Employee’s heirs and personal representatives. None of the rights or obligations of Employee hereunder may be assigned or delegated, except that in the event of Employee’s death or Disability, any rights of Employee hereunder shall be transferred to Employee’s estate or personal representative, as the case may be. The Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Affiliates or successors. Any entity into which the Company is merged or with which the Company is consolidated, or which acquires the business of the Company or the business unit in which Employee is to be principally employed shall be deemed to be a successor of the Company for purposes hereof.

10.2.        Contingencies. This Agreement and Employee’s employment with the Company is contingent upon Employee’s successful completion of a satisfactory background check and other pre-employment testing required by the Company. Employee will further be required to submit documentation that establishes Employee’s identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

10.3.        Entire Agreement. This Agreement, including the Covenants Agreement, contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, that certain Executive Employment Agreement between the Company and Employee dated February 9, 2026 (the “Prior Agreement”). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to the Company’s employees generally.

10.4.        Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail shall be deemed to have been given on the third day after the date sent), or by nationally recognized overnight carrier(notices sent by overnight shall be deemed to have been given on the day after the date sent) or by confirmed facsimile or electronic mail transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

If to Company:

Ocugen, Inc.

11 Great Valley Parkway

Malvern, PA 19355 USA

Attention: Shankar Musunuri

If to Employee, to the address on file with the Company.

10.5.        Governing Law; Forum. This Agreement shall be governed by the laws of Delaware.

10.6.        Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.7.        Amendment. This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance.

10.8.        Waiver. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.9.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name:	Shankar Musunuri, Ph.D., MBA
Title:	Chairman and CEO

EMPLOYEE:

/s/ Treerita Johnson-Greene
Name:	Treerita Johnson-Greene

[Signature Page to Employment Agreement]